Exhibit 10(a)91


                  EMPLOYEE RETENTION BONUS PLAN
             OF ENTERGY CORPORATION AND SUBSIDIARIES

In accordance with the July 29, 2000 authorization of the Board of Directors of Entergy Corporation and pursuant to Section 4.02(i) of the Entergy Corporation Disclosure Letter in respect of the Agreement and Plan of Merger by and among FPL Group, Inc., Entergy Corporation, WCB Holding Corp., Ranger Acquisition Corp. and Ring Acquisition Corp. dated as of July 30, 2000, Entergy Corporation establishes this Employee Retention Bonus Plan of Entergy Corporation and Subsidiaries (the "Plan"), effective November 1, 2000.

                            PURPOSES

The purpose of this Plan is to provide certain employees with incentive to remain in the employ of a System employer. The Plan is established and is intended to constitute a bonus program within the meaning of U.S. Department of Labor Regulation Section 2510.3-2(c) and not an "employee benefit plan" as defined in Labor Regulation Section 2510.3-2(c).



                            ARTICLE I

                           DEFINITIONS

     The following terms when capitalized in the Plan shall have the designated meaning unless a different meaning is plainly required by the context in which the term is used:

1.01 "Administrator" shall mean (a) as of the Effective Date, the committee composed of C. Gary Clary and Darrell A. Guidroz; and
     (b) any successor Administrator appointed in accordance with this Section. In the event that either individual designated in (a) of this Section should cease to be a System employee for any reason, the remaining individual shall serve as Administrator. Should such sole Administrator thereafter cease to be a System employee, he shall designate a successor Administrator of the Plan; in the absence of such designation, those individuals comprising the Personnel Committee, as established by the Board and as constituted on the Effective Date, shall be the successor Administrator.

1.02 "Agreement" shall mean the agreement each Participant executes and initials on each page evidencing the offer of a Retention Bonus to Participant and Participant's acceptance of the offer under the terms and conditions of such agreement and this Plan, which agreement shall be substantially in the form attached hereto as Exhibit A and, to be effective, must be signed and initialed on each page by Eligible Employee and returned to the Administrator within the time period established by the Administrator. The Administrator, in its sole discretion, may waive any defects in form.

1.03 "Base Pay" shall mean, for any Participant, the total salary or wage for one year's service, divided by twelve, under the monthly, semi-monthly, bi-weekly, daily or hourly base rates in effect on the date Participant executes the Agreement or, if higher, in effect at any time thereafter through and including the date of Closing, except as otherwise provided in this Section
     1.03. Base Pay shall include any amounts contributed by the Participant to any retirement plan of the Company which, pursuant to Section 401(k) of the Internal Revenue Code, are not included in gross income of the Participant in the taxable year in which such contributions are made, and shall include any amounts contributed by the Participant to any welfare benefit plans maintained by a System Company through a reduction in the Participant's compensation which pursuant to Section 125 of the Internal Revenue Code, are not included in the gross income of the Participant for the taxable year in which such amounts are contributed, but shall exclude overtime earnings, bonus or other incentive payments, or any special or extra compensation paid to a Participant. Notwithstanding the foregoing, for purposes of determining a Participant's Retention Bonus under Section 3.03(b), Participant's Base Pay shall be determined as in effect on the date Participant executes the Agreement or, if higher, in effect at any time thereafter through and including the date of termination of the Merger Agreement.

1.04 "Beneficiary" shall mean the surviving spouse of Participant or, if Participant does not have a surviving spouse, Beneficiary shall mean any individual or entity so designated by Participant, or, if Participant does not have a surviving spouse and does not designate a beneficiary hereunder, or if the designated beneficiary predeceases Participant, Beneficiary shall mean Participant's estate.

1.05 "Board" shall mean the Board of Directors of Entergy
     Corporation.

1.06 "Cause" shall mean (a) willful and continuing failure by Participant to substantially perform Participant's duties (other than such failure resulting from Participant's incapacity due to physical or mental illness or any such actual or anticipated failure after Participant provides written notification to Administrator of Good Reason termination by Participant or notification to Participant's System employer of resignation of employment for reasons that would constitute Good Reason under this Plan) that has not been cured within 30 days after a written demand for substantial performance is delivered to Participant by his or her System employer, which demand specifically identifies the manner in which the System employer believes that Participant has not substantially performed Participant's duties; (b) Participant's engagement in one or more acts of embezzlement, theft, larceny, fraud or dishonesty; (c) Participant's violation of one or more System policies applicable to Participant's System employment, the violation of which warrants termination under the terms of such policies; or (d) Participant's conviction or entrance of a plea of guilty or nolo contendere to a felony or to a crime involving fraud or dishonesty.

1.07 "Claims Administrator" shall mean the Administrator or its delegee responsible for administering claims for benefits under the Plan.

1.08 "Claims Appeal Administrator" shall mean the Administrator or its delegee responsible for administering appeals from the denial or partial denial of claims for benefits under the Plan.

1.09 "Closing" shall mean the closing of the transactions contemplated by the Merger Agreement.

1.10 "Company" shall mean Entergy Corporation and any successor or assign as contemplated in Section 6.03 of this Plan.

1.11 "Disability" shall mean if, as a result of Participant's incapacity due to physical or mental illness occurring after Shareholder Approval, (a) Participant shall have been absent from the full-time performance of Participant's duties with his System employer for a period of six (6) consecutive months and Participant is entitled to benefits under Participant's System employer's long-term disability plan or (b) if Participant is not eligible to participate in such plan, then Participant is permanently and totally unable to perform Participant's duties for his or her System employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Administrator.

1.12 "Effective Date" shall mean November 1, 2000.

1.13 "Eligible Employee" shall mean those System employees described in Section 2.01 of the Plan.

1.14 "Favorable Resolution" shall mean final resolution, by the Administrator or otherwise, of a claim for Plan benefits filed by Participant or Beneficiary in accordance with Article V of the Plan and determined in favor of Participant or Beneficiary.

1.15 "First Anniversary" shall mean the first anniversary of the date of Closing.

1.16 "Good Reason" shall be deemed to exist under the following circumstances:

     (a)  A reduction in Participant's Base Pay as of the Effective
          Date or, if higher, Participant's Base Pay in effect at any time after the Effective Date;

     (b) As a condition of continued employment, Participant is required to work at a location which will increase his or her present commute from his or her residence by more than 50 miles each way, in which case Good Reason shall not be deemed to exist until the date the Participant is required to report to the new location. Required travel on business of any System Company to an extent substantially consistent with Participant's business obligations as of the Effective Date shall not constitute Good Reason under this subsection.

1.17 "Merger Agreement" shall mean the Agreement and Plan of Merger among the Company, FPL Group, Inc., WCB Holding Corp., Ranger Acquisition Corp. and Ring Acquisition Corp., dated as of July 30, 2000.

1.18 "Participant" shall mean an Eligible Employee selected by the Administrator to participate in Plan and who fulfills the requirements for participation in this Plan, including those set forth in Section 2.03.

1.19 "Payment Event" shall mean an event described in Section
     3.03.

1.20 "Plan" shall mean this Employee Retention Bonus Plan of
     Entergy Corporation and Subsidiaries.

1.21 "Qualifying Termination" shall mean a termination of Participant's System employment after Shareholder Approval (a) by Participant's employer without Cause or (b) by Participant for Good Reason. A Participant's claim for benefits as the result of a Qualifying Termination shall be filed with the Administrator in accordance with Article V of the Plan.

1.22 "Release" shall mean the waiver and release agreement in a form acceptable to Administrator in its sole discretion. Among other things, the Release will irrevocably and unconditionally release Participant's employer, its current, future or former parent company, associated companies, affiliates, and subsidiaries, and their respective current, former or future employees, officers, directors, shareholders, agents and fiduciaries from all known or unknown claims, causes of action, liens, demands and obligations that Eligible Employee may have at the time of execution of the Release, including, without limitation, claims under the Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, and any executive orders which prohibit discrimination based on race, marital status, sexual orientation, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act of 1967and the Rehabilitation Act of 1973; the WARN Act; the Family and Medical Leave Act of 1993; the Age Discrimination in Employment Act, 29 U.S.C. 621
     et seq. and Executive Order 11161, which prohibit age discrimination in employment; the Employee Retirement and Income Security Act of 1974; and any other federal, state, or local executive order, statute, regulation, or law of any other type. Administrator shall distribute the Release to Participant for consideration, and Participant shall have at least 21 days to consider the Release prior to execution, although Participant may execute the Release prior to the expiration of such 21-day period. The effective date of the Release shall be on the eighth day following execution and only if Participant or Beneficiary does not revoke the Release within seven days of execution in the manner specified in the Release.

1.23 "Retention Bonus" shall mean the cash bonus payable to a Participant pursuant to this Plan, as described in Section 3.01 and as designated in each Participant's Agreement.

1.24 "Shareholder Approval" shall mean approval by Company's shareholders of the transactions contemplated in the Merger
     Agreement.

1.25 "System" shall mean Entergy Corporation, all other System
     Companies, and any successors thereto as contemplated in Section
     6.03 of this Plan.

1.26 "System Company" shall mean (a) Entergy Corporation and any corporation eighty percent (80%) or more of whose stock (based on voting power or value) is owned, directly or indirectly, by Entergy Corporation; (b) any partnership or trade or business which is eighty percent (80%) or more controlled, directly or indirectly, by Entergy Corporation; (c) any entity in which an entity described in (a) or (b) of this Section has a significant equity interest as determined by the Administrator; and (d) any successor to any entity described in (a), (b), or (c) of this Section as contemplated in Section 6.03 of this Plan.


                           ARTICLE II

                          PARTICIPATION

2.01 Eligibility. Only active, full-time System employees are eligible to become Participants in the Plan.

2.02 Participant Selection. The Administrator shall determine, in its sole discretion, those Eligible Employees who will be invited to participate in the Plan and the level of participation of such individuals based on an assessment of the Eligible
     Employee job function, after consultation with the appropriate business leaders or otherwise, as follows:

     (a) An Eligible Employee may be designated a Level I Participant if the Administrator determines in its sole discretion that the Eligible Employee's management ability or technical skill, knowledge, or leadership is critical to System operations and to the completion of the transactions contemplated by the Merger Agreement.

     (b)  An Eligible Employee may be designated a Level II
          Participant if the Administrator determines in its sole discretion that the Eligible Employee performs a function critical to either the continuation of System operations or to the completion of the transactions contemplated by the Merger Agreement.

     (c)  An Eligible Employee may be designated a Level III
          Participant if the Administrator determines the Eligible Employee is important to the completion of the transactions contemplated by the Merger Agreement.

     The Administrator's selection of Participants and designation as Level I, Level II, or Level III Participants shall be final, binding, and conclusive on the date such selections and designations are made.

2.03 Participation. The Administrator shall invite those Eligible Employees selected in accordance with Section 2.02 to participate in the Plan and advise them of the conditions governing participation and entitlement to Plan benefits by delivering to them the Agreement, the terms of which are hereby incorporated by reference. To be eligible for Plan benefits, those Eligible Employees invited to participate must file with the Administrator, within the time period established by the Administrator, an executed Agreement. A Participant's entitlement to benefits shall be determined in accordance with Article III of the Plan.


                           ARTICLE III

                  BENEFITS AND TERMS OF PAYMENT

3.01 Retention Bonus Amounts. The Administrator shall determine a Participant's potential Retention Bonus and shall designate such amount in the Agreement, in accordance with the following:

     (a) Level I Participants may receive a Retention Bonus of up to 24 months of Base Pay.

     (b) Level II Participants may receive a Retention Bonus of up to 18 months of Base Pay.

     (c) Level III Participants may receive a Retention Bonus of up to 12 months of Base Pay.

     The Administrator's determination of each Participant's potential Retention Bonus amount as stated in the Agreement shall be final, binding, and conclusive. Participant's entitlement to all or part of the Retention Bonus shall be determined in accordance with the remainder of Article III of the Plan.

3.02 Conditions Precedent to Plan Benefits.  A Participant's or
     Beneficiary's entitlement to Plan benefits shall be determined in accordance with the terms and conditions of the Plan and, subject to Section 5.02(i), shall be conditioned on the following:

     (a)  Participant's selection by the Administrator;
     (b) Participant's execution and return to the Administrator of the Agreement within the time period established by the Administrator;
     (c)  Participant's compliance with the terms of the Agreement;
     (d)  The occurrence of a Payment Event;
     (e) Participant's continued active System employment through and until the applicable Payment Event;
     (f) For Payment Events other than those described in Section 3.03(a) and Section 3.03(b) of the Plan, Participant's or Beneficiary's timely submission of a claim for Plan benefits in accordance with Section 5.04 of the Plan and Favorable Resolution;
     (g) Participant's timely execution of, return of, and failure to revoke the Release;
     (h) If benefits are payable because of a Participant's death, Beneficiary's timely execution of, return of, and failure to revoke the Release.

3.03 Payment Upon Certain Events. Subject to Sections 3.02, this Section 3.03 sets forth the entitlement of a Participant to certain payments, subject to applicable tax and other required withholding, under circumstances specified in each subsection. In no event shall a Participant be entitled to receive any Plan benefits if Shareholder Approval does not occur. In addition, a Participant shall not be entitled to receive more than the full amount of Participant's Retention Bonus under this Plan.

     (a)  General Payment Events of Closing and the First
          Anniversary.  Except as otherwise provided in Section
          3.03(c) or 3.03(d), a Participant's Retention Bonus shall be payable as follows:

          (1) Participant shall be entitled to receive one-half (1/2) of Participant's Retention Bonus on the later of (i) the date of Closing or (ii) within fifteen (15) days following the effective date of the Release.

          (2) Participant shall be entitled to receive the remaining one-half (1/2) of Participant's Retention Bonus on the later of (i) the First Anniversary or (ii) within fifteen (15) days following the effective date of the Release.

     (b) Merger Termination. If the Merger Agreement is terminated for any reason after Shareholder Approval, each Participant shall receive a single-sum cash payment equal to 25% of Participant's Retention Bonus, which amount shall be paid within fifteen (15) days following the later of (i) the date of termination of the Merger Agreement or (ii) the effective date of the Release, except as otherwise provided in Section 3.03(c) or Section 3.03(d). In the event of payment because of termination of the Merger Agreement, no further payments shall be due a Participant under the Plan.

     (c)  Death or Disability:

          (1) In the event of a Participant's Disability or death after Shareholder Approval but prior to the date of Closing, Participant (or his Beneficiary in the event of Participant's death) shall be entitled to receive one-half (1/2) of Participant's Retention Bonus on the later of (i) the date of Closing; (ii) within fifteen (15) days following the effective date of the Release; or (iii) within fifteen (15) days following Favorable Resolution; provided, however, that in the event of a termination of the Merger Agreement, Plan benefits shall be in the amount set forth in Section 3.03(b) and payment shall be on the later of fifteen (15) days following
              (iv) the termination of the Merger Agreement; (v) the effective date of the Release; or (vi) Favorable Resolution.

          (2) In the event of a Participant's Disability or death on or after the date of Closing, but prior to the First Anniversary, Participant (or his Beneficiary in the event of Participant's death) shall be entitled to receive the remaining one-half (1/2) of Participant's Retention Bonus within fifteen (15) days following the later of (i) the effective date of the Release or (ii) Favorable Resolution.

      (d) Qualifying Termination:

          (1) If a Participant should experience a Qualifying Termination prior to the Closing, Participant shall receive the full amount of Participant's Retention Bonus on the later of (i) the date of Closing; (ii) within fifteen (15) days following the effective date of the Release; or (iii) within fifteen (15) days following Favorable Resolution; provided, however, that in the event of a termination of the Merger Agreement, Plan benefits shall be in the amount as set forth in Section 3.03(b) and payment shall be on the later of fifteen (15) days following (iv) the termination of the Merger Agreement; (v) the effective date of the Release; or (vi) Favorable Resolution.

          (2) If Participant should experience a Qualifying Termination on or after the date of Closing, Participant shall receive the remainder of his Retention Bonus within fifteen (15) days following the later of (i) the effective date of the Release or
              (ii) Favorable Resolution.

3.04 Payments. Payment of amounts due under the Plan shall be provided to Participant in the same manner (direct deposit or by internal mail delivery) as Participant receives his regular paycheck or by mail at the last known address of Participant in the possession of his System employer, at the discretion of the Administrator. In the event payment under the Plan is due to Beneficiary, Beneficiary shall provide Administrator with the address to which payment should be directed, failing which Administrator shall provide payment to Beneficiary at the address indicated in the claim for benefits filed by Beneficiary.
     Federal income taxes shall be withhold from any payments under this Agreement and the Plan at the rate of 28% (or such other rate as may be applicable to supplemental wages), in addition to all other withholdings required by law.

3.05 Requirement of Waiver and Release. As a condition to each payment under the Plan or the Agreement, Participant (or Beneficiary, as applicable) shall execute, return to Administrator, and fail to revoke a Release, prior to such payment. Prior to execution of the Release, Participants will have at least 21 days within which to consider the Release, although the Release may be executed prior to expiration of the 21-day period of consideration. Any changes in the offer to participate in the Plan, whether material or immaterial, including any changes in the Release, shall not restart the 21-day period of consideration of the Release, but in no event shall Participant be given less than 7 days to revoke the Release after execution and submission. In the event the Release is determined to be invalid or unenforceable for any reason, Participant (or Beneficiary) shall not be entitled to payment under the Agreement or the Plan and must return any sums received under the Plan or the Agreement unless Participant (or Beneficiary) executes, returns and fails to revoke an enforceable Release.

3.06 Other Benefits. Nothing contained in the Plan shall preclude a Participant from receiving, in addition to any benefits provided under this Plan, any payments under any agreement between a Participant and any System Company or under any employee benefit plan or program established by Company or any other System Company, including, without limitation, any early retirement or voluntary severance program implemented by a Participant's System employer. However nothing provided in this Plan or the Agreement shall entitle a Participant to any benefits under any other employee benefit plan or program of a System Company other than in accordance with the terms and provisions of such employee benefit plans or programs. Any Retention Bonus payable in accordance with the terms and conditions of this Plan shall be in addition to, and not in lieu of, any severance payments due to a Participant pursuant to any severance plan or agreement applicable to such Participant. Any Retention Bonus payable under this Plan shall not be considered compensation for purposes of any other benefit plan; provided, however, that the Retention Bonus shall be considered compensation for purposes of the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries.

3.07 Other Retention Arrangements. The terms of the Plan shall supercede any and all prior oral or written communications, negotiations, commitments, and understandings with respect to retention benefits offered in connection with the transactions contemplated by the Merger Agreement and render such agreements, negotiations, commitments, and understandings null and void. In the event of payment under the Plan, Participant shall not be entitled to further or additional payments in conjunction with any retention benefits and shall waive all claims associated with any entitlement to additional retention payments.
     Notwithstanding anything to the contrary in this Section, this provision shall not apply to any benefits to which a Participant is entitled under any other System Company employee benefit or retention plan or program in effect prior to the public announcement of the Merger Agreement or under any written retention agreement between Eligible Employee and a System Company, offered to and accepted by Eligible Employee prior to the public announcement of the Merger Agreement.

3.08 Incompetent. If a Participant shall be or become physically or mentally incompetent to receive benefits under this Plan, the Administrator, in its sole and absolute discretion, may direct payment of such benefits in one or more of the following ways:
     (a) directly to such Participant in the case of physical incompetence; (b) to Participant's legal guardian or conservator;
     (c) to Participant's spouse or to any person charged with his support, to be expended for his benefit. The decision of the Administrator shall be final and binding upon all parties in interest. Any such payment shall completely discharge all obligations under the Plan and the Agreement.

3.09 Confidentiality. A Participant shall be required to acknowledge that the terms and conditions of the Plan and his Agreement are confidential. A Participant shall not disclose, publicize, or discuss any of the terms or conditions of this Plan or his Agreement (and related agreements) with anyone, except his or her spouse, attorney, accountant, supervisor, or as required by law. In the event a Participant discloses this Plan or his Agreement (or related agreements) or any of their terms or conditions to his or her spouse, attorney, accountant, or supervisor, it shall be Participant's duty to advise said individual(s) of the confidential nature of this Plan and his Agreement (and related agreements) and to direct them not to disclose, publicize, or discuss any of the terms or conditions of this Plan (or related agreements) with any other person. If Participant discloses, publicizes, or discusses any of the terms or conditions of this Plan or his Agreement (or related agreements) with any other person, except his spouse, attorney, accountant, or supervisor, Participant will forfeit the right to Participant's Retention Bonus.


                           ARTICLE IV

                       SOURCE OF PAYMENTS

4.01 Unfunded Plan. All rights of a Participant, Beneficiary or any other person or entity having or claiming a right to payments under this Plan shall be entirely unfunded, and nothing in this Plan shall be construed to give such person or entity any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by a System Company, or in which a System Company may have any right, title or interest now or in the future.

4.02 Employer Liability. At its own discretion, a System Company may purchase such insurance or annuity contracts or other types of investments as it deems desirable in order to accumulate the necessary funds to provide for the future benefit payments under the Plan. However, (a) a System Company shall be under no obligation to fund the benefits provided under this Plan; (b) the investment of System Company funds credited to a special account established hereunder shall not be restricted in any way; and (c) such funds may be available for any purpose the System Company may choose. Nothing stated herein shall prohibit a System Company from adopting or establishing a trust or other means as a source for paying any obligations created hereunder provided, however, any and all rights that any such Participants shall have with respect to any such trust or other fund shall be governed by the terms thereof.

4.03 Establishment of Trust. Notwithstanding any provisions of this Article IV to the contrary, the Company or any other System Company may make contributions to a trust intended to qualify as a "grantor trust" under the Internal Revenue Code, in such amounts and at such times as it or they shall determine in its or their complete discretion. The trust contemplated by this Section is not intended to cause Participants to realize current income on amounts contributed thereto, and the trust shall be so interpreted.


                            ARTICLE V

                       PLAN ADMINISTRATION

5.01 Administration of Plan. The Administrator shall operate and administer the Plan and, as such, shall have the authority as Administrator to exercise the powers and discretion conferred on it by the Plan, including the right to delegate any function to a specified person or persons. The Administrator shall discharge its duties for the exclusive benefit of the Participants and their Beneficiaries.

5.02 Powers of the Administrator. The Administrator and any of its delegees shall administer the Plan in accordance with its terms and shall have all powers, authority, and discretion necessary or proper for such purpose. In furtherance of this duty, the Administrator shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan. Further, any individual serving in the capacity as Administrator shall be authorized to take any actions authorized under this Plan and the Agreement, including, without limitation, execution of the Agreement. All findings, decisions, or determinations of any type made by the Administrator, including factual determinations and any interpretation or construction of the Plan or Agreement, shall be final and binding on all parties and shall not be disturbed unless the Administrator's decisions are arbitrary and capricious. The Administrator shall be the sole judge of the standard of proof required in any claim for benefits and/or in any question of eligibility for a benefit. By way of example, the Administrator shall have the sole and exclusive power and discretion:

     (a) to adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Plan on a consistent and uniform basis;

     (b) to interpret the Plan including, without limitation, the power to use Administrator's sole and exclusive discretion to construe and interpret (1) the Plan, (2) the intent of the Plan, and (3) any ambiguous, disputed or doubtful provisions of the Plan;

     (c) to determine all questions arising in the administration of the Plan including, but not limited to, the power and discretion to determine the rights or eligibility of any employee, Participant, Beneficiary or other claimant to receive under the Plan;

     (d) to require such information as the Administrator may reasonably request from any employee, Participant, Beneficiary or other claimant as a condition for receiving any benefit under the Plan;

     (e) to grant and/or deny any and all claims for benefits, and construe any and all issues of Plan interpretation and/or fact issues relating to eligibility for benefits;

     (f) to compute the amount and determine the manner and timing of any benefits payable under the Plan;

     (g) to execute or deliver any instrument or make any payment on behalf of the Plan;

     (h) to employ one or more persons to render advice with respect to any of the Administrator's responsibilities under the Plan;

     (i) to accelerate payments to Participants under the Plan;

     (j) to direct the System employer concerning all payments that shall be made pursuant to the terms of the Plan; and

     (k) to make findings of fact, to resolve disputed fact issues, and to make determinations based on the facts and evidence contained in the administrative record developed during the claims review procedure.

     For any acts not specifically enumerated above, when applying, construing, or interpreting any and all Plan provisions and/or fact questions presented in claims for benefits, the Administrator shall have the same discretionary powers as enumerated above.

5.03 Claims Administration. The Administrator may appoint and, in its sole discretion, remove a Claims Administrator and/or Claims Appeal Administrator to administer claims for benefits under the Plan in accordance with its terms, and, pursuant to section 5.02, such delegees shall have all powers, authority, and discretion necessary or proper for such purpose. In the absence of such appointment, the Administrator shall be the Claims Administrator and Claims Appeal Administrator.

5.04 Filing Benefit Claims. Any claim asserting entitlement to a benefit under the Plan must be asserted within ninety (90) days after the event giving rise to the claim by sending written notice of the claim to the Claims Administrator, in accordance with Section 7.01. The written notice of the claim must be accompanied by any and all documents, materials, or other evidence allegedly supporting the claim for benefits. If the claim is granted, the claimant will be so notified in writing by the Claims Administrator.

5.05 Denial or Partial Denial of Benefit Claims. If the Claims Administrator denies a claim for benefits in whole or part, the Claims Administrator shall notify the claimant in writing of the decision within ninety (90) days after the Claims Administrator has received the claim. In the Claim Administrator's sole discretion, the Claims Administrator may extend the time to decide the claim for an additional ninety (90) days, by giving written notice of the need for such an extension any time prior to the expiration of the initial ninety-day period. The Claims Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Plan. If the claim is denied or partially denied, the Claims Administrator shall provide the claimant with written notice stating:

     (a) the specific reasons for the denial of the claim and reference to any pertinent plan provisions on which the denial is based;

     (b) if applicable, a description of any additional material or information necessary for claimant to perfect the claim and an explanation of why such material or information is necessary; and

     (c) an explanation of the claims review appeal procedure including the name and address of the person or committee to whom any appeal should be directed.

5.06 Appeal of Claims That Are Denied or Partially Denied. The claimant may request review of the Claims Administrator's denial or partial denial of a claim for Plan benefits. Such request must be made in writing within sixty (60) days after claimant has received notice of the Claims Administrator's decision and shall include with the written request for an appeal any and all documents, materials, or other evidence which claimant believes supports his or her claim for benefits. The written request for an appeal, together with all documents, materials, or other evidence which claimant believes supports his or her claim for benefits should be addressed to the Claims Administrator, who will be responsible for submitting the appeal for review to the Claims Appeal Administrator.

5.07 The Appeal Process. The Claims Administrator will submit the appeal to the Claims Appeal Administrator for review of the denial or partial denial of the claim. Within sixty (60) days after the receipt of claimant's appeal, claimant will be notified of the final decision of the Claims Appeal Administrator, unless, in the Claims Appeal Administrator's sole discretion, circumstances require an extension of this period for up to an additional sixty (60) days. If such an extension is required, the Claims Appeal Administrator shall notify claimant of this extension in writing before the expiration of the initial 60-day period. During the appeal, the Claims Appeal Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Plan. The final decision of the Claims Appeal Administrator shall set forth in writing the facts and plan provisions upon which the decision is based. All decisions of the Claims Appeal Administrator are final and binding on all employees, Participants, their Beneficiaries, or other claimants.

5.10 Judicial Proceedings for Benefits. No claimant may file suit in court to obtain benefits under the Plan without first completely exhausting all stages of the claims review process set forth in this Article V of the Plan. In any event, no legal action seeking Plan benefits may be commenced or maintained against the Plan more than ninety (90) days after the Claims Appeal Administrator's decision on appeal.


                           ARTICLE VI

                    AMENDMENT AND TERMINATION

6.01 General. This Plan document and Exhibits A and B set forth all of the provisions of the Plan, and shall supersede any and all prior oral or written negotiations, commitments, understandings and writing with respect to retention benefits for Participants. The Board shall have the right, in its absolute discretion, at any time and from time to time, to modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely, subject to the provisions of Section 6.02 hereof. The provisions of this Article VI shall survive a termination of the Plan unless such termination is agreed to by the Participants.

6.02 Restrictions on Amendment or Termination. Any amendment or modification to, or the termination of, the Plan shall be subject to the following restrictions:

     (a) No amendment, modification, suspension or termination of the Plan (1) will be effective after the Closing; (2) may reduce the amount of benefits or adversely affect the manner of payment of benefits of any Participant or Beneficiary then receiving benefits in accordance with the terms of Article III; or (3) may adversely affect the rights of any Participant or Beneficiary with respect to any Retention Bonus already awarded; provided, however, that any amendment, modification, suspension or termination shall be effective if such is agreed to in writing and signed by the affected Participant or Beneficiary and by the Plan Administrator, or by their legal representatives and successors; and

     (b) No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the affected Participant and by the Plan Administrator, or by their legal representatives and successors.

6.03 Successors. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of its business and/or assets to expressly assume and agree to perform this Plan in the same manner the Plan would be performed if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan and shall entitle each Participant to compensation from the Company in the same amount and on the same terms as they would be entitled hereunder if terminated for Good Reason, except, for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the effective date of termination. Any successor or surviving entity that assumes or otherwise adopts this Plan as contemplated in this Section 6.03 shall succeed to all the rights, powers and duties of the Company and the Board hereunder, subject to the restrictions on amendment or termination of the Plan as set forth in Section 6.02.


                           ARTICLE VII

                          MISCELLANEOUS

7.01 Notices. Any notices or claims for benefits to Administrator under the Plan or the Agreement shall be in writing; shall be deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid; and shall be addressed as follows, unless changed otherwise by the Administrator in a writing addressed to Participant at the last known address in the possession of Participant's System employer:

       Plan Administrator
       Messrs. C. Gary Clary & Darrell A. Guidroz
       Human Resources and
       Administration
       639 Loyola Avenue, 14th Floor
       New Orleans, LA 70113

     Any notices or claims decisions Administrator is required to provide under the Plan or the Agreement shall be in writing; shall be deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid; and shall be addressed to Participant at the last known address in the possession of Participant's System employer. However, payments shall be made in the manner provided in Section 3.04.

7.02 Plan Provisions Control. The terms and conditions of the Plan shall be incorporated into the Agreement. In the event of a conflict between the provisions of the Plan and the Agreement, the provisions of the Plan shall control.

7.03 No Alienation. No Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law, except as may be otherwise required by law in connection with marital dissolution or child support obligations, or be subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process.

7.04 No Mitigation. If Participant's employment with his System employer terminates, Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to Participant pursuant to Article III of the Plan. Further, the amount of any payment or benefit provided for under this Plan shall not be reduced by any compensation earned by Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the System, or otherwise.

7.05 Indemnification. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under applicable laws and regulations, the System employers agree to hold harmless and indemnify Administrator and its members against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and attorneys' fees, based upon or arising out of any act or omission relating to or in connection with the Plan and Trust other than losses resulting from any such person's fraud or willful misconduct.

7.06 No Right to Employment.  Nothing in this Plan or the
     Agreement shall be deemed to give any person the right to be retained in the service of the System, be deemed to interfere with the right of a System employer to discharge any person, or in any other way to constitute a contract of employment.

7.07 Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine. Similarly, the feminine pronoun whenever used in the Plan shall include the masculine as the context or facts may require. Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.

7.08 Captions. The captions of this Plan are not part of the provisions of the Plan and shall have no force and effect.

7.09 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

7.10 Controlling Law. The administration of the Plan shall be governed by the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.